L2 Medical Development Company

2451 Alamo Ave SE

Alburquerque, NM 87106

September 4, 2013

Matthew C. Lipton

13050 Pennystone Drive
Farmers Branch, TX 75244

Re:	Indemnification as Director of L2 Medical Development Company

Dear Sir:

As you know, L2 Medical Development Company (the “Company”) closed (the “Closing”) a reverse merger transaction with Enerpulse, Inc., a Delaware corporation, today. You were a director of the Company prior to the Closing. At the Closing, you tendered your resignation from your position as a director of the Company, effective automatically as of the 10th day (the “Interim Period”) following the date that the Company mails out an information statement to its stockholders that complies with Rule 14f-1 of the Securities Exchange Act of 1934 and files the same with the Securities and Exchange Commission. Also at the Closing, Joseph E. Gonnella was appointed as the Chief Executive Officer of the Company, effective as of the Closing.

You have agreed to remain as a director of the Company during the Interim Period and to review and consider as a director of the Company certain actions that the Company plans to take.

In consideration for your agreement to remain as a director of the Company during the Interim Period, the Company agrees to indemnify you as specified below.

1.          Indemnification. The Company shall indemnify, defend and hold you harmless to the fullest extent permitted by law (as such may be amended from time to time) from and against any damages, liabilities, losses, taxes, fines, penalties, proceedings, suits, damages, deficiencies, costs, and expenses (including, without limitation, interest at the highest rate permitted by law, reasonable fees of counsel) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) (collectively, “Losses”), which may be sustained or suffered by you arising out of or in connection with any action that you take during the Interim Period on behalf of the Company as a director of the Company or as an agent of the Company at the direction of the board of directors (the “Board”).

2.          Limitation on Indemnification. Notwithstanding the foregoing, the indemnification obligations of the Company will not apply to any Losses that arise as the result of your fraud, willful misconduct, gross negligence or a knowing violation of law.

3.          Notification. Promptly after your receipt of notice of the commencement of or the threat of commencement of any proceeding, you shall, if you believe that indemnification with respect thereto may be sought from the Company under this letter agreement (this “Agreement”), notify the Company of the commencement or threat of commencement thereof.

4.          Exceptions. Any other provision herein to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement in the following circumstances:

(a)          Claims Initiated by You. To indemnify you with respect to proceedings or claims initiated or brought voluntarily by you and not by way of defense, except with respect to proceedings specifically authorized by the Board or brought to establish or enforce a right to indemnification arising under this Agreement, the charter documents of the Company or any subsidiary, or any statute or law or otherwise, but such indemnification may be provided by the Company in specific cases if the Board finds it to be appropriate; or

(b)          Unauthorized Settlements. To indemnify you hereunder for any amounts paid in settlement of a proceeding unless the Company consents in advance in writing to such settlement, which consent shall not be unreasonably withheld; or

(c)          Insurance Coverage. To indemnify you for expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, and amounts paid in settlement) to the extent such have been paid to you by any policy of directors’ and officers’ liability insurance; or

(d)          Securities Law Actions. To indemnify you on account of any suit in which judgment is rendered against you for an accounting of profits made from the purchase or sale by you of securities of the Company pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934 and amendments thereto or similar provisions of any federal, state, or local statutory law; or

(e)          Unlawful Indemnification. To indemnify you if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful. In this respect, you have been advised that the Securities and Exchange Commission takes the position that indemnification for liabilities arising under the federal securities laws is against public policy and is, therefore, unenforceable and that claims for indemnification should be submitted to appropriate courts for adjudication.

5.          Subrogation. In the event of full payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of your rights of recovery and you shall execute all documents required and do all acts that may be necessary or desirable to secure such rights and to enable the Company effectively to bring suit to enforce such rights.

6.          Notice. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed duly given if (a) delivered by hand and receipted for by the party addressee, or (b) mailed by certified or registered mail, with postage prepaid, on the third business day after the mailing date. The Company shall provide any notices to you relating to this Agreement to the address indicated above or to any other address you may provide by written notice.

7.          Governing Law and Consent to Jurisdiction. This Agreement shall be construed under and governed by the internal laws of the State of Nevada without regard to its conflict of laws provisions. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in a Nevada federal court and each of the parties hereto (a) waives any objection which such party may now or hereafter have to the venue for any such action or proceeding and (b) irrevocably and unconditionally accepts, with regard to any such action or proceeding, the personal jurisdiction of such courts and waives any defense or objection that it might otherwise have to such court’s exercise of personal jurisdiction with respect to it. A final judgment in any such action or proceeding shall be conclusive and may be enforced in another jurisdiction by suit on the judgment or in any other manner provided by law. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or, if any action or proceeding cannot be instituted in any federal court in Nevada to commence any such legal proceedings or otherwise proceed against any other party in any other jurisdiction.

8.          Modifications; Waiver. This Agreement may not be altered or modified without the express prior written consent of the parties hereto. No course of conduct shall constitute a waiver of any terms or conditions of this Agreement, unless such waiver is specified in writing, and then only to the extent so specified. A waiver of any of the terms and conditions of this Agreement on one occasion shall not constitute a waiver of the other terms of this Agreement, or of such terms and conditions on any other occasion.

9.          Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be deemed prohibited or invalid under such applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, and such prohibition or invalidity shall not invalidate the remainder of such provision or the other provisions of this Agreement. Nothing contained herein shall be deemed to prohibit any party from seeking equitable relief, such as specific performance or other similar remedies, from a court of competent jurisdiction.

10.         Counterparts; Facsimile Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

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Very truly yours,

L2 MEDICAL DEVELOPMENT COMPANY

By:	/s/ Joseph E. Gonnella
Name:	Joseph E. Gonnella
Title:	Chief Executive Officer

AGREED AND ACKNOWLEDGED THIS 4th DAY OF SEPTEMBER, 2013:

/s/ Matthew C. Lipton
Matthew C. Lipton

[Signature Page to Lipton Indemnity Letter]